Exhibit 99.1

Flagstone Re Announces Restructure of Management Team

HAMILTON, Bermuda--(BUSINESS WIRE)--Jun. 29, 2009-- Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced today that effective July 1, Guy Swayne, currently CEO of Flagstone Réassurance Suisse SA, will be returning to Bermuda to resume his responsibility for the International Underwriting Team as Chief Underwriting Officer, International. Frédéric Traimond, will assume the role of Chief Executive Officer for Flagstone Réassurance Suisse SA, in addition to his existing responsibilities as Group Chief Operating Officer.

Flagstone CEO David Brown commented: “Guy has successfully completed his mission to establish our Swiss underwriting operation. We are delighted with the business we have developed through our Martigny office, and Guy has worked with Frédéric over the last several months to ensure a smooth transition of responsibilities. I know that Frédéric and his team will continue to build on this great platform.”

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global multi-line reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Source: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303